                                                                     EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               TIBCO SOFTWARE INC.

                            PANTHER ACQUISITION CORP.

                                       AND

                              TALARIAN CORPORATION

                           Dated as of January 4, 2002

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                                TABLE OF CONTENTS

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ARTICLE I THE MERGER.........................................................................................     1

        1.1     The Merger...................................................................................     1
        1.2     Effective Time; Closing......................................................................     2
        1.3     Effect of the Merger.........................................................................     3
        1.4     Certificate of Incorporation; Bylaws.........................................................     3
        1.5     Directors and Officers.......................................................................     3
        1.6     Effect on Capital Stock......................................................................     3
        1.7     Surrender of Certificates....................................................................     4
        1.8     No Further Ownership Rights in Talarian Common Stock.........................................     6
        1.9     Lost, Stolen or Destroyed Certificates.......................................................     7
        1.10    Taking of Necessary Action; Further Action...................................................     7

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF TALARIAN.......................................................     7

        2.1     Organization of Talarian.....................................................................     7
        2.2     Talarian Capital Structure...................................................................     8
        2.3     Obligations With Respect to Capital Stock....................................................     9
        2.4     Authority....................................................................................     9
        2.5     SEC Filings; Talarian Financial Statements...................................................    11
        2.6     Absence of Certain Changes or Events.........................................................    11
        2.7     Taxes........................................................................................    12
        2.8     Title to Properties; Absence of Liens and Encumbrances.......................................    14
        2.9     Intellectual Property........................................................................    14
        2.10    Compliance; Permits; Restrictions............................................................    19
        2.11    Litigation...................................................................................    20
        2.12    Employee Benefit Plans.......................................................................    20
        2.13    Environmental Matters........................................................................    24
        2.14    Agreements, Contracts and Commitments........................................................    25
        2.15    Statements; Proxy Statement/Prospectus.......................................................    26
        2.16    Section 203 Not Applicable...................................................................    27
        2.17    Board Approval...............................................................................    27
        2.18    Brokers' and Finders' Fees...................................................................    27
        2.19    Fairness Opinion.............................................................................    27

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF TIBCO AND MERGER SUB..........................................    28

        3.1     Organization of TIBCO and Merger Sub.........................................................    28
        3.2     TIBCO and Merger Sub Capital Structure.......................................................    28
        3.3     Authority....................................................................................    28
        3.4     SEC Filings; TIBCO Financial Statements......................................................    29
        3.5     Valid Issuance...............................................................................    30
        3.6     Proxy Statement/Prospectus...................................................................    30
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        3.7     Absence of Changes...........................................................................    31
        3.8     Financing....................................................................................    31

ARTICLE IV   CONDUCT PRIOR TO THE EFFECTIVE TIME.............................................................    31

        4.1     Conduct of Business by Talarian..............................................................    31

ARTICLE V    ADDITIONAL AGREEMENTS...........................................................................    34

        5.1     Proxy Statement/Prospectus; Registration Statement; Other Filings............................    34
        5.2     Meeting of Talarian Stockholders.............................................................    35
        5.3     Confidentiality:  Access to Information......................................................    36
        5.4     No Solicitation..............................................................................    36
        5.5     Public Disclosure............................................................................    38
        5.6     Regulatory Filings; Reasonable Efforts; Notification.........................................    39
        5.7     Third Party Consents.........................................................................    41
        5.8     Stock Options, Warrants and Restricted Stock.................................................    41
        5.9     Certain Employee Benefit Matters.............................................................    43
        5.10    Indemnification..............................................................................    44
        5.11    Affiliates...................................................................................    45
        5.12    Letter of Talarian's Accountants.............................................................    45
        5.13    Tax Matters..................................................................................    45
        5.14    Closing Date Balance Sheet...................................................................    46
        5.15    Silicon Valley Bank Loan.....................................................................    47

ARTICLE VI  CONDITIONS TO THE MERGER.........................................................................    47

        6.1     Conditions to Obligations of Each Party to Effect the Merger.................................    47
        6.2     Additional Conditions to Obligations of Talarian.............................................    47
        6.3     Additional Conditions to the Obligations of TIBCO and Merger Sub.............................    48

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER...............................................................    49

        7.1     Termination..................................................................................    49
        7.2     Notice of Termination Effect of Termination..................................................    51
        7.3     Fees and Expenses............................................................................    51
        7.4     Amendment....................................................................................    53
        7.5     Extension; Waiver............................................................................    53

ARTICLE VIII  GENERAL PROVISIONS.............................................................................    53

        8.1     Non-Survival of Representations and Warranties...............................................    53
        8.2     Notices......................................................................................    53
        8.3     Interpretation; Certain Defined Terms........................................................    54
        8.4     Counterparts.................................................................................    55
        8.5     Entire Agreement; Third Party Beneficiaries..................................................    55
        8.6     Severability.................................................................................    55
        8.7     Other Remedies; Specific Performance.........................................................    55
        8.8     Governing Law................................................................................    56
        8.9     Rules of Construction........................................................................    56
        8.10    Assignment...................................................................................    56
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                                      -iii-

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        8.11    No Waiver; Remedies Cumulative..............................................................     56
        8.12    Waiver of Jury Trial........................................................................     56
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                                      -iv-

                          AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER is made and entered into as of January 4, 2002 (this "Agreement"), among TIBCO Software Inc., a Delaware corporation ("TIBCO"), Panther Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of TIBCO ("Merger Sub"), and Talarian Corporation, a Delaware corporation ("Talarian").

                                    RECITALS
                                    --------

          A. The Board of Directors of Talarian (i) has determined that the Merger (as defined in Section 1.1) is advisable and fair to, and in the best interests of, Talarian and its stockholders, (ii) has approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Talarian adopt this Agreement.

          B. The Board of Directors of TIBCO (i) has determined that the Merger is advisable and fair to, and in the best interests of, TIBCO and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

          C. Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to TIBCO's willingness to enter into this Agreement, certain stockholders of Talarian are entering into a Voting Agreement with TIBCO in substantially the form attached hereto as Exhibit A (the
                                                                  ---------
"Talarian Voting Agreement").

          D. TIBCO, Merger Sub and Talarian desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

          1.1    The Merger.
                 ----------

                 (a) At the Effective Time and subject to and upon the terms and conditions of this Agreement, including the terms of subsection (b) below, and the applicable provisions of the Delaware General Corporation Law (the "DGCL"), Talarian shall be merged with and into Merger Sub (the "Forward Merger"), the separate corporate existence of Talarian shall cease and Merger Sub shall continue as the surviving corporation. Subject to subsections (b) and
(c) below, Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

                 (b) In lieu of Talarian being merged with and into Merger Sub, if all of the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing Date (as defined in Section 1.2)) have been satisfied or waived, and if either (i) TIBCO cannot obtain the Tax Opinion (as defined in Section 5.13), or (ii) TIBCO reasonably determines in good faith that the combination of (A) the trading price of TIBCO Common Stock immediately prior to the Effective Time, and (B) the aggregate Cash Consideration (as defined in Section 1.6(a) below) payable to the Talarian stockholders as a result of the Merger, would be reasonably likely to result in the cash payable to or for the benefit of Talarian stockholders as a result of the Merger exceeding 55% of the total fair market value of the cash and TIBCO Common Stock payable and deliverable to Talarian stockholders as a result of the Merger, then, in either case, TIBCO shall have the right, to be exercised only on the business day immediately prior to, or on the day of, any proposed Closing Date following satisfaction of the conditions referred to above, to irrevocably elect by written notice delivered to Talarian, and upon the terms and subject to the conditions set forth in this Agreement, to cause Merger Sub to be merged with and into Talarian at the Effective Time (the "Reverse Merger"). Following the Reverse Merger, the separate corporate existence of Merger Sub shall cease and Talarian shall continue as the Surviving Corporation. If the Reverse Merger shall be consummated, then, if requested in writing by Talarian, as soon as reasonably practicable following the consummation thereof, TIBCO shall cause Talarian, as the surviving corporation in such Reverse Merger, to be merged (the "Second-Step Forward Merger") with and into another direct wholly owned subsidiary of TIBCO (the "Second-Step Sub"). Following the Second-Step Forward Merger, the separate corporate existence of Talarian shall cease and Second-Step Sub shall continue as the Surviving Corporation.

                 (c) The Forward Merger or the Reverse Merger, as the case may be, is referred to herein as the "Merger." In the event that the Reverse Merger is consummated, and Talarian elects to have TIBCO consummate the Second-Step Forward Merger, then, as appropriate, "Merger" shall refer to the Reverse Merger and the Second-Step Forward Merger, collectively or seriatim, as appropriate.

          1.2    Effective Time; Closing. Subject to the provisions of this
                 -----------------------
Agreement, the parties hereto, or in the case of the Second-Step Merger, TIBCO, shall cause each of the Forward Merger, Reverse Merger and Second-Step Merger, as appropriate, to be consummated by filing a certificate of merger, in such appropriate form as determined by the parties, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") (the time of such filing of the Certificate of Merger for the Forward Merger or the Reverse Merger, as the case may be (or such later time as may be agreed in writing by Talarian and TIBCO and specified in such Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Venture Law Group, 2775 Sand Hill Road, Menlo Park, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

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          1.3    Effect of the Merger. At the Effective Time, the effect of the
                 --------------------
Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time all of the property, rights, privileges, powers and franchises of Talarian and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Talarian and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Without limiting the generality of the foregoing, at the effective time of the Second-Step Forward Merger, all of the property, rights, privileges, powers and franchises of Talarian and the Second-Step Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Talarian and the Second-Step Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          1.4    Certificate of Incorporation; Bylaws.
                 ------------------------------------

                 (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; provided, however, that Article I of the Certificate of
                       --------  -------
Incorporation of the Surviving Corporation shall be amended at the Effective Time to read: "The name of the corporation is Talarian Corporation."

                 (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof or as provided by law.

          1.5    Directors and Officers. The initial directors of the
                 ----------------------
Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial corporate officers of the Surviving Corporation shall be the corporate officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

          1.6    Effect on Capital Stock. At the Effective Time, by virtue
                 -----------------------
of the Merger and without any action on the part of Merger Sub, Talarian or the holders of any of the following securities:

                 (a)     Conversion of Talarian Common Stock. Subject to
                         -----------------------------------
Sections 1.6(d) and (e), each share of common stock, par value $0.001 per share, of Talarian ("Talarian Common Stock") issued and outstanding immediately prior to the Effective Time, other than shares of Talarian Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares as defined in and to the extent provided in Section 1.7(g), will be automatically converted into the right to receive (i) $2.65 in cash, without interest (the "Cash Consideration"), and (ii) that fraction (rounded to five decimal places) of a share (the "Merger Exchange Ratio") of common stock, par value $0.001 per share, of TIBCO ("TIBCO Common Stock") as shall equal the quotient obtained by dividing $2.65 by the Closing Trading Price (as defined below) (the "Stock Consideration"). For purposes of this Agreement, "Closing Trading Price" shall be the average of the closing sales prices for one share of TIBCO Common Stock as reported on the

Nasdaq National Market for the ten consecutive trading days ending (and including) one day prior to the Closing Date; provided, however, that if such
                                              --------  -------
calculation yields a Closing Trading Price that is greater than $16.21, then the Closing Trading Price shall be deemed to be $16.21; and provided further,
                                                        -------- -------
however, that if such calculation yields a Closing Trading Price that is less
-------
than $12.16, then the Closing Trading Price shall be deemed to be $12.16. The Cash Consideration and the Stock Consideration are sometimes collectively referred to herein as the "Merger Consideration."

                 (b)     Cancellation of Talarian-Owned and TIBCO-Owned Stock.
                         ----------------------------------------------------
Each share of Talarian Common Stock held by Talarian or owned by Merger Sub, TIBCO or any direct or indirect wholly owned subsidiary of Talarian or of TIBCO immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                 (c)     Capital Stock of Merger Sub. Each share of common
                         ---------------------------
stock, $0.0l par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of the common stock of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

                 (d)     Adjustments to Merger Exchange Ratio. The Merger
                         ------------------------------------
Exchange Ratio and the Cash Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into TIBCO Common Stock or Talarian Common Stock), reorganization, recapitalization, reclassification or other like change with respect to TIBCO Common Stock or Talarian Common Stock occurring on or after the date hereof and prior to the Effective Time.

                 (e)     Fractional Shares. No fraction of a share of TIBCO
                         -----------------
Common Stock will be issued by virtue of the Merger or upon the exercise of any assumed Talarian Option, any assumed Additional Talarian Option or any assumed Talarian Warrant (as each such term is defined in Section 2.2), but in lieu thereof each holder of shares of Talarian Common Stock or other such equity security who would otherwise be entitled to a fraction of a share of TIBCO Common Stock (after aggregating all fractional shares of TIBCO Common Stock that otherwise would be received by such holder) shall receive from TIBCO an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing sales prices for one share of TIBCO Common Stock as reported on the Nasdaq National Market for the ten consecutive trading days ending (and including) one day prior to the Closing Date or the date of exercise, as the case may be.

          1.7    Surrender of Certificates.
                 -------------------------

                 (a)     Exchange Agent. TIBCO shall select a bank or trust
                         --------------
company reasonably acceptable to Talarian to act as the exchange agent (the "Exchange Agent") in the Merger.

                 (b)     TIBCO to Provide Merger Consideration. Promptly after
                         -------------------------------------
the Effective Time, TIBCO shall make available to the Exchange Agent for exchange in accordance with this Article I, the Merger Consideration issuable pursuant to Section 1.6 in exchange for outstanding shares of Talarian Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(e) and any dividends or distributions to which holders of shares of Talarian Common Stock may be entitled pursuant to Section 1.7(d).

                 (c)     Exchange Procedures. Promptly after the Effective Time,
                         -------------------
TIBCO shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Talarian Common Stock, whose shares were converted into the Merger Consideration pursuant to Section 1.6 (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as TIBCO may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, cash in lieu of any fractional shares pursuant to Section 1.6(e) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by TIBCO, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor the Cash Consideration and certificates representing the number of whole shares of TIBCO Common Stock into which their shares of Talarian Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the number of full shares of TIBCO Common Stock into which such shares of Talarian Common Stock shall have been so converted and the right to receive the Cash Consideration and an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d).

                 (d)     Distributions With Respect to Unexchanged Shares. No
                         ------------------------------------------------
dividends or other distributions declared or made after the date of this Agreement with respect to TIBCO Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of TIBCO Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of TIBCO Common Stock issued in exchange therefor along with payment of the Cash Consideration and payment in lieu of fractional shares pursuant to Section 1.6(e) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such shares of TIBCO Common Stock.

                 (e)     Transfers of Ownership. If certificates representing
                         ----------------------
shares of TIBCO Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to TIBCO or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of TIBCO Common Stock or the payment of the Cash Consideration in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of TIBCO or any agent designated by it that such tax has been paid or is not payable.

                 (f)     No Liability. Notwithstanding anything to the contrary
                         ------------
in this Section 1.7, neither the Exchange Agent, TIBCO, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of TIBCO Common Stock or Talarian Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 (g)     Dissenting Shares. Each outstanding share of Talarian
                         -----------------
Common Stock as to which a written demand for appraisal is duly made in accordance with Section 262 of the DGCL at or prior to the Talarian Stockholders' Meeting (as defined in Section 2.15) and not withdrawn at or prior to the Talarian Stockholders' Meeting and which is not voted (or consented in writing) in favor of adoption of this Agreement shall not be converted into or represent a right to receive the Merger Consideration unless and until the holder thereof shall have failed to perfect, or shall have effectively withdrawn or lost, such appraisal rights under said Section 262, at which time each such share shall be converted into the right to receive the Merger Consideration (and any cash paid in respect thereof pursuant to Sections 1.6(e) and 1.7(d)). All such shares of Talarian Common Stock as to which such a written demand for appraisal is so filed and not withdrawn at or prior to the Talarian Stockholders' Meeting and which are not voted (or consented in writing) in favor of adoption of this Agreement, except any such shares of Talarian Common Stock the holder of which shall have effectively withdrawn or lost such appraisal rights under said Section 262, are herein referred to as "Dissenting Shares." Talarian shall give TIBCO prompt notice upon receipt by Talarian of any written demands for appraisal, withdrawal of such demands, and any other written communications delivered to Talarian pursuant to said Section 262, and Talarian shall give TIBCO the opportunity, to the extent permitted by law, to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of TIBCO, Talarian shall not voluntarily make any payment with respect to any demands for appraisal and shall not settle or offer to settle any such demands.

          1.8    No Further Ownership Rights in Talarian Common Stock. All
                 ----------------------------------------------------
shares of TIBCO Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(e) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Talarian Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Talarian Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

          1.9    Lost, Stolen or Destroyed Certificates. In the event that any
                 --------------------------------------
Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Cash Consideration, certificates representing the number of whole shares of TIBCO Common Stock into which the shares of Talarian Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(e) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that TIBCO may, in its discretion and as a condition precedent to the payment of the Cash Consideration, the issuance of certificates representing shares of TIBCO Common Stock, cash for fractional shares, if any, and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum and with customary provisions as it may reasonably direct as indemnity against any claim that may be made against TIBCO, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          1.10   Taking of Necessary Action; Further Action. If, at any time
                 ------------------------------------------
after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Talarian and Merger Sub, the officers and directors of Talarian and Merger Sub will take all such lawful and necessary action. TIBCO shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated hereby.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF TALARIAN

          Talarian represents and warrants to TIBCO and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure schedules delivered by Talarian to TIBCO dated as of the date hereof and certified by a duly authorized officer of Talarian (in such person's capacity as an officer and not as an individual) (the "Talarian Disclosure Schedules"), as follows:

          2.1    Organization of Talarian.
                 ------------------------

                 (a) Talarian and each of its subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to Talarian, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

                 (b) Talarian has set forth in the Talarian Disclosure Schedules a true and complete list of all of Talarian's subsidiaries as of the date of this Agreement, together with a list of each partnership, joint venture or other business entity in which Talarian holds an interest, whether voting, equity or otherwise (collectively, the "Joint Ventures" ), indicating the jurisdiction of organization of each such entity and Talarian's equity interest therein. Except as set forth on such list, neither Talarian nor any of its subsidiaries owns any equity interest in any corporation, partnership or joint venture arrangement or other business entity that is material to Talarian.

          (c) Talarian has delivered or made available to TIBCO a true and correct copy of the Certificate of Incorporation and Bylaws of Talarian and similar governing instruments of each of its subsidiaries and each Joint Venture, each as amended to date, and each such instrument is in full force and effect. Neither Talarian nor any of its subsidiaries nor, to the knowledge of Talarian, any Joint Venture is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

     2.2  Talarian Capital Structure. The authorized capital stock of Talarian
          --------------------------
consists of 50,000,000 shares of Common Stock, par value $0.001 per share, of which there were 19,303,203 shares issued and outstanding as of November 30, 2001 (none of which were held by Talarian in its treasury), and 5,000,000 shares of Preferred Stock, par value $0.001 per share, none of which are issued or outstanding. All outstanding shares of Talarian Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Talarian or any agreement or document to which Talarian is a party or by which it or its assets is bound. As of November 30, 2001: (i) Talarian had reserved an aggregate of 3,948,822 shares of Talarian Common Stock for issuance pursuant to Talarian's 2000 Equity Incentive Plan; (ii) Talarian had reserved an aggregate of 1,782,500 shares of Talarian Common Stock for issuance pursuant to Talarian's 1998 Equity Incentive Plan; and (iii) there were options ("Talarian Options") outstanding to purchase (A) an aggregate of 1,168,926 shares of Talarian Common Stock pursuant to Talarian's 2000 Equity Incentive Plan, (B) an aggregate of 735,241 shares of Talarian Common Stock pursuant to Talarian's 1998 Equity Incentive Plan, (C) an aggregate of 250 shares of Talarian Common Stock pursuant to Talarian's 1991 Stock Option Plan, (D) an aggregate of 18,242 shares of Talarian Common Stock pursuant to the WhiteBarn, Inc. Stock Option Plan, (E) an aggregate of 236,250 shares of Talarian Common Stock pursuant to the WhiteBarn, Inc. 2000 Equity Incentive Plan, and (F) an aggregate of 740,000 shares of Talarian Common Stock pursuant to non-plan grants. As of the date of this Agreement, there is one warrant (the "Talarian Warrant") outstanding to purchase 17,367 shares of Talarian Common Stock. As of November 30, 2001, Talarian had reserved an aggregate of 384,000 shares of Talarian Common Stock for issuance pursuant to Talarian's 2000 Employee Stock Purchase Plan (the "ESPP"). Since November 30, 2001 through the date of this Agreement, Talarian has granted additional options to purchase an aggregate of 45,000 shares of Talarian Common Stock (the "Additional Talarian Options") pursuant to Talarian's 2000 Equity Incentive Plan and Talarian has reserved a sufficient number of shares of Talarian Common Stock for issuance upon the exercise of such Additional Talarian Options. All shares of Talarian Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Talarian Disclosure Schedules list for each person who held Talarian Options or the Talarian

Warrant as of November 30, 2001 and for each person who holds the Additional Talarian Options as of the date of this Agreement the name of the holder of such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant had vested as of November 30, 2001, in the case of the Talarian Options and the Talarian Warrant, and as of the date of this Agreement, in the case of the Additional Talarian Options, the vesting schedule for such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration, if any. Except as set forth in Sections 2.2 and 4.1(a) of the Talarian Disclosure Schedules, consummation of the Merger, whether coupled with a termination of employment or not, will not result in the acceleration of any vesting of any of the Talarian Options, Additional Talarian Options or Talarian Warrant.

     2.3 Obligations With Respect to Capital Stock. Except as set forth in
         -----------------------------------------
Section 2.2 and reserved for issuance pursuant to outstanding Talarian Options, there are no equity securities, partnership interests or similar ownership interests of any class of Talarian equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Talarian owns free and clear of all claims and encumbrances, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Talarian or any Joint Venture, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Talarian or any of its subsidiaries or, to the knowledge of Talarian, any Joint Venture is a party or by which it is bound obligating Talarian or any of its subsidiaries or, the knowledge of Talarian, any Joint Venture to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Talarian or any of its subsidiaries or any Joint Venture or obligating Talarian or any of its subsidiaries or any Joint Venture to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, except as otherwise contemplated by the Voting Agreement, there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Talarian is a party or by which it is bound with respect to any equity security of any class of Talarian or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries or any Joint Venture.

     2.4 Authority.
         ---------

         (a) Talarian has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Talarian, subject only to the adoption of this Agreement by Talarian's stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Talarian Common Stock is sufficient for Talarian's stockholders to adopt this Agreement. This Agreement has been duly executed and delivered by Talarian and, assuming the due execution and delivery by TIBCO and Merger Sub, constitutes the valid and binding obligation of Talarian, enforceable against Talarian in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. By executing the Voting Agreement, the signatories thereto have taken all sufficient action necessary to cause the termination of the registration rights granted pursuant to the Amended and Restated Investor Rights Agreement dated as of February 3, 2000 (the "Investor Rights Agreement") effective as of the time of the Effective Time and contingent in all respects upon the occurrence of the Closing. Talarian hereby consents to the termination of such registration rights under such Investor Rights Agreement effective as of the time of the Effective Time and contingent in all respects upon the occurrence of the Closing.

          (b) The execution and delivery of this Agreement by Talarian does not, and the performance of this Agreement by Talarian will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Talarian or the equivalent organizational documents of any of its subsidiaries, (ii) subject to the adoption of this Agreement by Talarian's stockholders as contemplated in Section
5.2 and compliance with the requirements set forth in Section 2.4(c) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Talarian or any of its subsidiaries or by which Talarian or any of its subsidiaries or any of their respective properties is bound or affected, or
(iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Talarian's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the material properties or assets of Talarian or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation, in each case that is material to Talarian, to which Talarian or any of its subsidiaries is a party or by which Talarian or any of its subsidiaries or its or any of their respective assets are bound or affected.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("Governmental Entity"), is required to be obtained or made by Talarian in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement/Prospectus (as defined in Section 2.15) with the Securities and Exchange Commission ("SEC"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any similar foreign antitrust or competition filings, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Talarian or TIBCO or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

     2.5  SEC Filings; Talarian Financial Statements.
          ------------------------------------------

          (a) Talarian has filed all forms, reports and documents required to be filed by Talarian with the SEC since July 13, 2000, and has made available to TIBCO such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Talarian may file subsequent to the date hereof) are referred to herein as the "Talarian SEC Reports." As of their respective dates, the Talarian SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Talarian SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Talarian's subsidiaries or Joint Ventures is required to file any forms, reports or other documents with the SEC or similar regulatory body.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Talarian SEC Reports (the "Talarian Financials"), including each Talarian SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Talarian and its subsidiaries as at the respective dates thereof and the consolidated results of Talarian's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Talarian as of September 30, 2001 contained in Talarian's Form 10-K filed with the SEC for the fiscal year ended September 30, 2001 is hereinafter referred to as the "Talarian Balance Sheet." Except as set forth in the Talarian SEC Reports filed and publicly available prior to the date of this Agreement, neither Talarian nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Talarian and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Talarian Balance Sheet incurred in connection with the negotiation and performance of the transactions contemplated by this Agreement.

          (c) Talarian has heretofore furnished to TIBCO a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Talarian with the SEC pursuant to the Securities Act or the Exchange Act.

     2.6  Absence of Certain Changes or Events. Since the date of the Talarian
          ------------------------------------
Balance Sheet, there has not been: (i) any Material Adverse Effect with respect to Talarian and its subsidiaries and Joint Ventures, taken as a whole, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Talarian's capital stock, or any purchase, redemption or other acquisition by Talarian of any of Talarian's capital stock or any other securities of Talarian or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Talarian's capital stock, (iv) any granting by Talarian or any of its subsidiaries of any increase in compensation or fringe benefits to any of their officers, directors or managers or employees who earn more than $50,000 per year, or any payment by Talarian or any of its subsidiaries of any bonus to any of their officers, directors or managers or employees who earn more than $50,000 per year, or any granting by Talarian or any of its subsidiaries of any increase in severance or termination pay or any entry by Talarian or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Talarian of the nature contemplated hereby, (v) any material change or alteration in the policy of Talarian relating to the granting of stock options to its employees and consultants, (vi) any entry by Talarian or any of its subsidiaries or, to the knowledge of Talarian, any Joint Venture into, or material modification, amendment or cancellation of, any licensing, distribution, sponsorship, advertising, merchant program or other similar agreement which either is not terminable by Talarian or its subsidiaries or Joint Venture, as the case may be, without penalty upon no more than 45 days' prior notice or provides for payments by or to Talarian or its subsidiaries or a Joint Venture in an amount in excess of $100,000 over the term of the agreement,
(vii) any material change by Talarian in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (viii) any revaluation by Talarian of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business.

     2.7  Taxes.
          -----

          (a)  Definition of Taxes. For the purposes of this Agreement, "Tax" or
               -------------------
"Taxes" refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated consolidated, combined or unitary group, and (iii) any liability for amounts of the type described in clauses (i) and (ii) as a result of any express or implied obligation to indemnify another person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  Tax Returns and Audits.
               ----------------------

          (i) Talarian and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by or on behalf of Talarian and each of its subsidiaries with any Tax authority, such Returns are true, correct and complete in all material respects, and Talarian and each of its subsidiaries have paid (where required by law or otherwise accrued) all Taxes shown to be due on such Returns.

          (ii) Talarian and each of its subsidiaries have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

          (iii) There is no material Tax deficiency outstanding, proposed or assessed against Talarian or any of its subsidiaries, nor has Talarian or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect.

          (iv) No audit or other examination of any Return of Talarian or any of its subsidiaries by any Tax authority is presently in progress, nor has Talarian or any of its subsidiaries been notified of any request for such an audit or other examination.

          (v) No adjustment of Tax relating to any Returns filed by Talarian or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Talarian or any of its subsidiaries or any representative thereof.

          (vi) Neither Talarian nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Talarian Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Talarian, other than any liability for unpaid Taxes that may have accrued since the date of the Talarian Balance Sheet in connection with the operation of the business of Talarian and its subsidiaries in the ordinary course.

          (vii) There is no contract, agreement, plan or arrangement to which Talarian is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of Talarian or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

          (viii) Neither Talarian nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Talarian.

               (ix) Neither Talarian nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

               (x) Except as may be required as a result of the Merger, Talarian and its subsidiaries have not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

               (xi) Talarian has made available to TIBCO or its legal or accounting representatives copies of all foreign, federal and state income tax and all state sales and use tax Returns for Talarian and each of its subsidiaries filed for all periods since its inception.

               (xii) There are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, "Liens") on the assets of Talarian or any of its subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.

     2.8  Title to Properties; Absence of Liens and Encumbrances.
          ------------------------------------------------------

          (a) Neither Talarian nor any of its subsidiaries presently owns or has at any time in the past owned any real property interests. Section 2.8(a) of the Talarian Disclosure Schedules list all real property leases to which Talarian or any of its subsidiaries is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against Talarian or any of its subsidiaries in an amount greater than $50,000.

          (b) Talarian and its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in their respective business, free and clear of any Liens, except as reflected in the Talarian Financials and except for Liens for Taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.9  Intellectual Property. For the purposes of this Agreement, the
          ---------------------
following terms have the following definitions:

          "Intellectual Property" shall mean any or all of the following and all
           ---------------------
          rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

                  "Talarian Intellectual Property" shall mean any Intellectual
                   ------------------------------
                  Property (inclusive of Registered Intellectual Property, as defined below) used in the conduct of Talarian's business and its subsidiaries' businesses as currently conducted.

                  "Registered Intellectual Property" means all United States,
                   --------------------------------
                  international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

                  (a)(i) Section 2.9(a)(i) of the Talarian Disclosure Schedules lists, as of the date hereof, all patents and Registered Intellectual Property owned by, filed in the name of, or applied for by, Talarian or any of its subsidiaries and which is used in connection with the business of Talarian or its subsidiaries (the "Talarian Registered Intellectual Property"), including the jurisdictions in which each item of such Talarian Registered Intellectual Property has been issued or registered or in which any such application for such issuance or registration has been filed. Each material item of Talarian Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Talarian Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Talarian Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Talarian Registered Intellectual Property, except where the failure to do so would not be reasonably likely to have a Material Adverse Effect on Talarian.

                         (ii) Section 2.9(a)(ii) of the Talarian  Disclosure
Schedules lists, as of the date hereof, all written licenses, sublicenses and other agreements to which Talarian or any of its subsidiaries is a party and pursuant to which any person is authorized to use any Talarian Intellectual Property rights and as to which Talarian has recognized any revenue subsequent to January 1, 1997 or which would be material on an individual basis to Talarian, including object code, nonexclusive end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses").

                       (iii) Section 2.9(a)(iii) of the Talarian Disclosure Schedules lists, as of the date hereof, all written licenses, sublicenses and other agreements to which Talarian or any of its subsidiaries is a party and pursuant to which Talarian or any such subsidiary is authorized to use any third party Intellectual Property ("Third Party Intellectual Property") which is incorporated ("Embedded Third Party Intellectual Property") in any existing software, hardware, product or service of Talarian or any of its subsidiaries that is currently supported by Talarian, or any software, hardware, product or service currently under development by Talarian (the "Talarian Products") or which is used in the development or support of its products and indicates each of the Talarian Products in which the Third Party Intellectual Property or Embedded Third Party Intellectual Property is used or employed.

                       (iv) Section 2.9(a)(iv) of the Talarian Disclosure Schedules lists, as of the date hereof, all written agreements or other arrangements under which Talarian or any of its subsidiaries has provided or agreed to provide source code of any Talarian Product to any third party.

                  Talarian has made available to TIBCO correct and complete copies of all patents, registrations, applications (owned by Talarian or any of its subsidiaries), and all licenses, sublicenses and agreements referred to in this Section 2.9(a), each as amended to date. Except for retail purchases of software, neither Talarian nor any of its subsidiaries is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 2.9 of the Talarian Disclosure Schedules under the terms of this Section 2.9(a).

                  (b) No Talarian Intellectual Property or Talarian Product is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any material manner the use, transfer, or licensing thereof by Talarian, or which may affect the validity, use or enforceability of such Talarian Intellectual Property.

                  (c) With respect to each item of Third Party Intellectual Property listed in Section 2.9(a)(iii): (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect with respect to Talarian or such subsidiary, and, to Talarian's knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (ii) neither Talarian nor any of its subsidiaries is in material breach or default thereunder, and, to Talarian's knowledge, no other party to such license, sublicense or other agreement is in material breach or default thereunder, and, to Talarian's knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default by Talarian or any of its subsidiaries or permit termination, modification or acceleration thereunder by the other party thereto; (iii) to Talarian's knowledge, the underlying item of Third Party Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction to which Talarian or any of is subsidiaries is a party or has been specifically named that interferes with the conduct of Talarian's or any of its subsidiaries' business as currently conducted, nor, to Talarian's knowledge, subject to any other outstanding judgment, order, decree, stipulation or injunction that interferes with the conduct of Talarian's or any of its subsidiaries' business as currently conducted.

                  (d) Neither Talarian nor any of its subsidiaries has (i) been named in any suit, action or proceeding as to which it has been served with process which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction, or (ii) received any written notice alleging any such claim of infringement or misappropriation or unfair competition or trade practices, or (iii) knows of any such claim or infringement or misappropriation or unfair competition or trade practices. Talarian has made available to TIBCO correct and complete copies of all such suits, actions or proceedings or written notices. The manufacturing, marketing, licensing, use or sale of the products or the performance of the services offered by Talarian and its subsidiaries do not currently infringe or misappropriate, and have not infringed or misappropriated, any Intellectual Property right of any third party; and, to the knowledge of Talarian, do not constitute unfair competition or trade practices under the laws of any jurisdiction. To the knowledge of Talarian, none of the Talarian Intellectual Property rights are being infringed by activities, products or services of any third party.

                  (e) The execution and delivery of this Agreement by Talarian, and the consummation of the transactions contemplated hereby, will neither cause Talarian nor any of its subsidiaries to be in violation or default under any license, sublicense or other agreement relating to Intellectual Property, nor terminate nor modify nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, nor limit in any way Talarian's or any of its subsidiaries' ability to conduct its business as currently conducted or use or provide the use of Talarian Intellectual Property or any Intellectual Property rights of others. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Talarian's rights under such licenses, sublicenses and other agreements to the same extent Talarian would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Talarian would otherwise be required to pay.

                  (f) Except for (i) Embedded Third Party Intellectual Property and other licenses listed or referenced on the Talarian Disclosure Schedules, in each case for which Talarian has valid non-exclusive licenses and which are adequate for each of Talarian's and its subsidiaries' businesses as presently conducted, and (ii) usual and customary rights retained by the United States government with respect to Intellectual Property developed under research contracts with the Federal government (the "Retained Fed Rights"), Talarian is the sole and exclusive owner of (with all right, title and interest in and to) or the sole and exclusive licensee all Talarian Intellectual Property (free and clear of any liens or encumbrances), and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use and distribution thereof or the material covered thereby in connection with the services or products in respect of which Talarian Intellectual Property is being used. To Talarian's knowledge, the United States government has never exercised, and Talarian has no notice that the government intends to exercise, its rights to use or provide to others the use of the Retained Fed Rights with respect to any Talarian Intellectual Property in a manner that would be material to Talarian's non-governmental business. The Retained Fed Rights do not materially interfere with the conduct of Talarian's business.

                  (g) Talarian has made available to TIBCO copies of Talarian's and each of its subsidiaries' standard forms of End-User Licenses (collectively, the "Standard End-User Licenses"). Section 2.9(g) of the Talarian Disclosure Schedules attaches a copy of such form of Standard End-User License and lists those End-User Licenses containing terms materially different from the terms set forth in Standard End-User Licenses.

                  (h) Talarian and each of its subsidiaries has taken reasonable security measures to safeguard and maintain the secrecy, confidentiality and value of, and its property rights in, all Talarian Intellectual Property. All officers, employees and consultants of Talarian or any of its subsidiaries who have access to proprietary information or Talarian Intellectual Property have executed and delivered to Talarian or such subsidiary an agreement regarding the protection of proprietary information and the assignment to Talarian or any of its subsidiaries of all Intellectual Property arising from the services performed for Talarian or any of its subsidiaries by such persons. No current or prior officers, employees or consultants of Talarian or any of its subsidiaries claim any ownership interest in any Talarian Intellectual Property as a result of having been involved in the development of such property while employed by or consulting to Talarian or any of its subsidiaries, or otherwise. Except for the Embedded Third Party Intellectual Property, all Talarian Intellectual Property has been developed by employees or consultants of Talarian or its subsidiaries, within the course and scope of their employment or consultancy.

                  (i) To Talarian's knowledge, there are no material defects in Talarian's or any of its subsidiaries' Products, and there are no errors in any technical documentation, specifications, manuals, user guides, promotional material, internal notes and memos, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Talarian Products (collectively, the "Design Documentation"), which defects or errors would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Talarian.

                  (j) No government funding or university or college facilities were used in the development of the Talarian Products and the Talarian Products were not developed pursuant to any contract or other agreement with any person or entity.

                  (k) Section 2.9(k) of the Talarian Disclosure Schedules lists all warranty claims (including any pending claims) related to the Talarian Products and the nature of such claims, except for customary product support and maintenance claims that are not material to Talarian or any of its subsidiaries. Neither Talarian nor any of its subsidiaries has made any material oral or written representations or warranties with respect to the Talarian Products.

                  (l) Talarian and its subsidiaries have been and are in compliance with the Export Administration Act of 1979, as amended, and all regulations promulgated thereunder.

                  (m) Section 2.9(m) of the Talarian Disclosure Schedules sets forth a list of those parties that have paid maintenance fees to Talarian during the twelve-month period preceding the date of this Agreement. Except for any nonstandard maintenance agreements specified in Section 2.9(m) of the Talarian Disclosure Schedules (the "Nonstandard Maintenance Agreements"), all of the agreements or other arrangements pursuant to which Talarian or any subsidiary is obligated to provide support services ("Maintenance Agreements") are in all material respects in the form of the license agreement identified as the Standard Maintenance Agreement set forth in the Talarian Disclosure Schedules (the "Standard Maintenance Agreement"). The versions of the products currently supported by Talarian or any subsidiary are set forth in the Talarian Disclosure Schedules. Section 2.9(m) of the Talarian Disclosure Schedules sets forth and indicates the agreements listed in the Talarian Disclosure Schedules with source code escrow provisions relative to the Talarian Products. Except for any nonstandard source code escrow provisions specified in Section 2.9(m) of the Talarian Disclosure Schedules, all of such source code escrow provisions relative to the Talarian Products are in all material respects in the form of the source code escrow provision identified in Section 2.9(m) of the Talarian Disclosure Schedules as the standard provision. Talarian is not a party to any agreement not listed in the Tiger Disclosure Schedules which permits access to Talarian source code (whether or not tied to the occurrence of certain events) and permits use of such source code for any purpose other than support to the end use of any Talarian Product by the other party to such agreement.

                  (n) All products licensed by Talarian to N2 Broadband pursuant to a Reliable Multicast Transport Interface PGM Integration Services Agreement, as amended, were accepted by N2 Broadband prior to September 30, 2001.

            2.10  Compliance with Laws; Permits; Restrictions.
                  -------------------------------------------

                  (a) Neither Talarian nor any of its subsidiaries nor, to the knowledge of Talarian, any Joint Venture is in any material respect in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Talarian or any of its subsidiaries or any Joint Venture or by which Talarian or any of its subsidiaries or any Joint Venture or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Talarian or any of its subsidiaries or any Joint Venture is a party or by which Talarian or any of its subsidiaries or any Joint Venture or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not be reasonably likely to result in a Material Adverse Effect on Talarian. No investigation or review by any Governmental Entity is pending or, to Talarian's knowledge, has been threatened in a writing delivered to Talarian against Talarian or any of its subsidiaries or, to the knowledge of Talarian, any Joint Venture, nor, to the knowledge of Talarian, has any Governmental Entity indicated an intention to conduct an investigation of Talarian or any of its subsidiaries or any Joint Venture. There is no material agreement, judgment, injunction, order or decree binding upon Talarian or any of its subsidiaries or, to the knowledge of Talarian, any Joint Venture which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Talarian or any of its subsidiaries or any Joint Venture, any acquisition of material property by Talarian or any of its subsidiaries or any Joint Venture or the conduct of business by Talarian as currently conducted. Talarian has complied in all material respects with all applicable federal, state and local laws and regulations relating to the collection and use of user information gathered in the course of Talarian's operations, and Talarian has at all times complied with the rules, policies and procedures established by Talarian from time to time with respect to the foregoing. All content distributed through Talarian's website is being distributed in compliance in all material respects with applicable law.

                  (b) Talarian and its subsidiaries and, to the knowledge of Talarian, the Joint Ventures hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of Talarian and its subsidiaries and the Joint Ventures as currently conducted (collectively, the "Talarian Permits"). Talarian and its subsidiaries and, to the knowledge of Talarian, the Joint Ventures are in compliance in all material respects with the terms of the Talarian Permits.

            2.11  Litigation. There are no claims, suits, actions or proceedings
                  ----------
pending or, to the knowledge of Talarian, threatened against Talarian or any of its subsidiaries or any Joint Venture, before any Governmental Entity or any arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Talarian or the Surviving Corporation following the Merger or have a material adverse effect on the ability of the parties hereto to consummate the Merger. No Governmental Entity has at any time challenged or questioned in a writing delivered to Talarian the legal right of Talarian to design, offer or sell any of its services or products in the present manner or style thereof.

            2.12  Employee Benefit Plans.
                  ----------------------

                  (a)  Definitions. With the exception of the definition of
                       -----------
"Affiliate" set forth in Section 2.12(a)(i) below (which definition shall apply only to this Section 2.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                       (i) "Affiliate" shall mean any other person or entity under common control with Talarian within the meaning of Section 414(b), (c),
(m) or (o) of the Code and the regulations issued thereunder;

                       (ii) "Talarian Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Talarian or any Affiliate for the benefit of any Employee and pursuant to which Talarian or any Affiliate has any material liability;

                       (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                       (iv)   "DOL" shall mean the Department of Labor;

                       (v) "Employee" shall mean any current, former, or retired employee, officer, or director of Talarian or any Affiliate;

                       (vi) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Talarian or any Affiliate and any Employee or consultant;

                       (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                       (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                       (ix) "HIPAA" shall mean the Health Insurance Portability Amendments Act, as amended;

                       (x)    "IRS" shall mean the Internal Revenue Service;

                       (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                       (xii) "Multiple Employer Plan" shall mean a multiple employer plan, as described in Section 413(c) of the Code;

                       (xiii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

                       (xiv) "Pension Plan" shall mean each Talarian Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

                  (b)  Schedule. The Talarian Disclosure Schedules contain an
                       --------
accurate and complete list of each Talarian Employee Plan and each Employee Agreement. Talarian does not have any intention or commitment to establish any new Talarian Employee Plan, to modify any Talarian Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Talarian Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to TIBCO in writing, or as required by this Agreement), or to adopt any Talarian Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing. The Talarian Disclosure Schedules also contain a list of all Talarian employees as of the date hereof, each such person's date of hire and each such person's annual compensation.

                (c)     Documents. Talarian has provided or made available to
                        ---------
TIBCO: (i) correct and complete copies of all material documents embodying to each Talarian Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Talarian Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Talarian Employee Plan or related trust; (iv) if the Talarian Employee Plan is funded, the most recent annual and periodic accounting of Talarian Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Talarian Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Talarian Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Talarian Employee Plan; (vii) all material written agreements and contracts relating to each Talarian Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Talarian Employee Plan and any proposed Talarian Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Talarian; and (ix) all registration statements and prospectuses prepared in connection with each Talarian Employee Plan.

                (d)     Employee Plan Compliance. (i) Talarian has performed in
                        ------------------------
all material respects all obligations required to be performed by it under, is not in default or violation of; and has no knowledge of any material default or violation by any other party to each Talarian Employee Plan, and each Talarian Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code;
(ii) each Talarian Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified, and has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination effective as of the adoption of the Plan, and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Talarian Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Talarian, threatened or reasonably anticipated (other than routine claims for benefits) against any Talarian Employee Plan or against the assets of any Talarian Employee Plan; (v) each Talarian Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to TIBCO, Talarian or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event);
(vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Talarian, threatened by the IRS or DOL with respect to any Talarian Employee

                Plan; and (vii) neither Talarian nor any Affiliate is subject to any penalty or tax with respect to any Talarian Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

                (e)     Pension Plans.  Talarian does not now, nor has it ever,
                        -------------
maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

                (f)     Multiemployer Plans. At no time has Talarian contributed
                        -------------------
to or been requested to contribute to any Multiemployer Plan or any Multiple Employer Plan.

                (g)     No Post-Employment Obligations. No Talarian Employee
                        ------------------------------
Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Talarian has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

                (h)     COBRA; FMLA. Neither Talarian nor any Affiliate has,
                        -----------
prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA, or any similar provisions of state law applicable to its Employees.

                (i)     Effect of Transaction. The execution of this Agreement
                        ---------------------
and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Talarian Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                (j)     Employment Matters. Talarian: (i) is in compliance in
                        ------------------
all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, exercise of options and other payments to Employees; (iii) is not liable in any material respect for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
(iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to Talarian's knowledge, threatened claims or actions against Talarian under any worker's compensation policy or long-term disability policy which would be reasonably likely to have a Material Adverse Effect on Talarian. To Talarian's knowledge, no Employee of Talarian has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by Talarian and disclosing to Talarian or using trade secrets or proprietary information of any other person or entity. Section 2.12(j) of the Talarian Disclosure Schedules lists each employee who is currently on leave for any reason, the reason for such leave, and the date such employee is expected to return to active duty. Section 2.12(j) of the Talarian Disclosure Schedules also lists each employment dispute or claim against Talarian which has been filed with any government agency, the date thereof, and the nature of such claim.

                (k)     Labor. No work stoppage or labor strike against Talarian
                        -----
is pending or, to Talarian's knowledge, threatened. To Talarian's knowledge, there are no activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Talarian, threatened relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Talarian. Neither Talarian nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Talarian is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Talarian.

                (l)     International Employee Plan.  No Employee Plan has been
                        ---------------------------
adopted or maintained by Talarian, whether informally or formally, for the benefit of Employees outside the United States.

                (m)     Change of Control Payments. The Talarian Disclosure
                        --------------------------
Schedules sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees of Talarian as a result of or in connection with the Merger.

         2.13     Environmental Matters.
                  ---------------------

                (a)     Hazardous Material. Except as would not result in
                        ------------------
material liability to Talarian, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "Hazardous Material") are present, as a result of the actions of Talarian or any of its subsidiaries or any affiliate of Talarian, or, to Talarian's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Talarian or any of its subsidiaries has at any time owned, operated, occupied or leased.

                (b)     Hazardous Materials Activities. Except as would not
                        ------------------------------
result in a material liability to Talarian (in any individual case or in the aggregate) (i) neither Talarian nor any of its subsidiaries has transported, stored, used, manufactured, disposed of released or exposed its employees or others to Hazardous Materials in violation of any law, and (ii) neither Talarian nor any of its subsidiaries has disposed of; transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                (c)     Permits. Talarian and its subsidiaries currently hold
                        -------
all environmental approvals, permits, licenses, clearances and consents (the "Talarian Environmental Permits") material to and necessary for the conduct of Talarian's and its subsidiaries' Hazardous Material Activities and other businesses of Talarian and its subsidiaries as such activities and businesses are currently being conducted.

         2.14   Agreements, Contracts and Commitments.  Except as otherwise set
                -------------------------------------
forth in the Talarian Disclosure Schedules, neither Talarian nor any of its subsidiaries is a party to or is bound by:

                (a) any employment agreement, contract or commitment with any employee or member of Talarian's Board of Directors, other than those that are terminable by Talarian or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Talarian's or any of its subsidiaries' ability to terminate employees at will, or any consulting agreement;

                (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                (c) any agreement of indemnification outside the ordinary course of Talarian's business or any guaranty;

                (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Talarian or any of its subsidiaries or a Joint Venture to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

                (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Talarian or any of its subsidiaries or a Joint Venture after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Talarian has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Talarian's subsidiaries or a Joint Venture;

                (f) other than the End-User Licenses set forth in Section 2.9(a)(ii) of the Talarian Disclosure Schedules and End User Licenses not listed in the Talarian Disclosure Schedules under which Talarian has not recognized revenue subsequent to January 1, 1997 and which are not material on an individual basis to Talarian, any licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar agreement currently in effect to which Talarian or one of its subsidiaries or a Joint Venture is a party which may not be canceled by Talarian or its subsidiaries or a Joint Venture, as the case may be, without penalty in excess of $50,000 upon notice of 45 days or less or which provides for payments by or to Talarian or its subsidiaries or a Joint Venture in an amount in excess of $50,000 over the term of the agreement;

                (g) other than the End-User Licenses set forth in Section 2.9(a)(ii) of the Talarian Disclosure Schedules and End User Licenses not listed in the Talarian Disclosure Schedules under which Talarian has not recognized revenue subsequent to January 1, 1997 and which are not material on an individual basis to Talarian, any agreement, contract or commitment currently in force, or that may be triggered upon the completion of the transactions contemplated by this Agreement, to provide source code to any third party for any product or technology; or

                (h) other than the End-User Licenses set forth in Section 2.9(a)(ii) of the Talarian Disclosure Schedules, any other agreement, contract or commitment currently in effect that is material to Talarian's business as presently conducted.

         Neither Talarian nor any of its subsidiaries, nor to Talarian's knowledge any Joint Venture or any other party to a Talarian Contract (as defined below), is in breach, violation or default under, and neither Talarian nor any of its subsidiaries nor, to the knowledge of Talarian, any Joint Venture has received written notice (or to its knowledge, any other form of notice) that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Talarian or any of its subsidiaries or a Joint Venture is a party or by which it is bound that are required to be disclosed in the Talarian Disclosure Schedules pursuant to clauses (a) through (h) above or pursuant to Section 2.9 hereof (any such agreement, contract or commitment, a "Talarian Contract") in such a manner as would permit any other party to cancel or terminate any such Talarian Contract or seek damages or other remedies the effect of which would reasonably be expected to have a Material Adverse Effect on Talarian.

         2.15   Statements; Proxy Statement/Prospectus. The information supplied
                --------------------------------------
by Talarian for inclusion in the Registration Statement (as defined in Section 3.3(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Talarian for inclusion in the proxy statement/prospectus to be sent to the stockholders of Talarian in connection with the meeting of Talarian's stockholders to consider the adoption of this Agreement (the "Talarian Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is first mailed to Talarian's stockholders or at the time of the Talarian Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Talarian Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Talarian or any of its affiliates, officers or directors should be discovered by Talarian which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Talarian shall promptly inform TIBCO and provide the necessary information for inclusion in any such amendment or supplement. Notwithstanding the foregoing, Talarian makes no representation or warranty with respect to any information supplied by TIBCO or Merger Sub which is contained in any of the foregoing documents.

         2.16   Section 203 Not Applicable. The Board of Directors of Talarian
                --------------------------
has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Voting Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement and the Voting Agreement.

         2.17   Board Approval. The Board of Directors of Talarian has, as of
                --------------
the date of this Agreement, unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is advisable and fair to, and in the best interests of Talarian and its stockholders and (iii) determined to recommend that the stockholders of Talarian adopt this Agreement.

         2.18   Brokers' and Finders' Fees. Except for fees payable to Lehman
                --------------------------
Brothers Inc. ("Lehman"), Talarian has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. A copy of the engagement letter between Lehman and Talarian has been provided to TIBCO.

         2.19   Fairness Opinion. Talarian's Board of Directors has received an
                ----------------
opinion from Lehman dated January 3, 2002, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to Talarian's stockholders (the "Fairness Opinion"). Upon Talarian's receipt of the written version of the Fairness Opinion from Lehman, Talarian shall promptly provide TIBCO a copy of such written version.

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF TIBCO AND MERGER SUB

         TIBCO and Merger Sub represent and warrant to Talarian as follows:

         3.1    Organization of TIBCO and Merger Sub.
                ------------------------------------

                (a) Each of TIBCO and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to TIBCO, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

                (b) TIBCO has delivered or made available to Talarian a true and correct copy of the Certificate of Incorporation and Bylaws of TIBCO, each as amended to date, and each such instrument is in full force and effect. Neither TIBCO nor any of its subsidiaries is in violation of any of the provisions of its respective Certificate of Incorporation or Bylaws or equivalent governing instruments.

         3.2    TIBCO and Merger Sub Capital Structure. The authorized capital
                --------------------------------------
stock of TIBCO consists of 1,200,000,000 shares of TIBCO Common Stock, of which there were 201,817,139 shares issued and outstanding as of November 30, 2001, and 75,000,000 shares of Preferred Stock, none of which are issued and outstanding. All outstanding shares of TIBCO Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of TIBCO or any agreement or document to which TIBCO is a party or by which it is bound. As of November 30, 2001, there were options outstanding to purchase an aggregate of 34,011,112 shares of TIBCO Common Stock under TIBCO's stock option plans. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $0.01 par value, all of which, as of the date hereof, are duly authorized, validly issued, fully paid and nonassessable, and are outstanding and held by TIBCO. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

         3.3    Authority.
                ---------

(a) Each of TIBCO and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TIBCO and Merger Sub, subject only to the filing of the Certificate of Merger pursuant to the DGCL. No vote of TIBCO's stockholders is required under TIBCO's Certificate of Incorporation, Bylaws, applicable law or securities exchange listing agreement in order for TIBCO to enter into or perform its obligations under this Agreement or consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of TIBCO and Merger Sub and, assuming the due authorization, execution and delivery by Talarian, constitutes the valid and binding obligation of TIBCO and Merger Sub, enforceable against TIBCO and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of TIBCO and Merger Sub does not, and the performance of this Agreement by each of TIBCO and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of TIBCO or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to TIBCO or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair TIBCO's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of; or result in the creation of a material lien or encumbrance on any of the material properties or assets of TIBCO or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, in each case that is material to TIBCO, to which TIBCO or Merger Sub is a party or by which TIBCO or Merger Sub or any of their respective properties are bound or affected (except for the required consent of Reuters Limited, which consent has been obtained on or prior to the date hereof).

            (b) No consent, approval, order or authorization of; or registration, declaration or filing with any Governmental Entity is required to be obtained or made by TIBCO or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 (or any similar successor form thereto) Registration Statement (the "Registration Statement") with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and any similar foreign antitrust or competition filings, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to TIBCO or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

            (c) Neither TIBCO nor any of its subsidiaries, including Merger Sub, owns any Talarian Common Stock, and during the period three years prior to the date hereof (other than by reason of the execution of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby), neither TIBCO nor any of its subsidiaries, including Merger Sub, was an "interested stockholder" of Talarian, as such term is defined in Section 203 of the DGCL.

     3.4    SEC Filings; TIBCO Financial Statements.
            ---------------------------------------

            (a) TIBCO has filed all forms, reports and documents required to be filed by TIBCO with the SEC since July 1, 1999, and has made available to Talarian such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that TIBCO may file subsequent to the date hereof) are referred to herein as the "TIBCO SEC Reports." As of their respective dates, the TIBCO SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such TIBCO SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of TIBCO's subsidiaries is required to file any forms, reports or other documents with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the TIBCO SEC Reports (including those that TIBCO may file subsequent to the date hereof) (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of TIBCO and its subsidiaries as at the respective dates thereof and the consolidated results of TIBCO's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

            (c) TIBCO has heretofore furnished to Talarian a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by TIBCO with the SEC pursuant to the Securities Act or the Exchange Act.

     3.5    Valid Issuance. The TIBCO Common Stock to be issued in the Merger
            --------------
and upon the exercise of assumed Talarian Options, Additional Talarian Options and the Talarian Warrant, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, free of all liens and encumbrances and not subject to preemptive rights, and will be registered in compliance with the Securities Act and registered or exempt from registration under applicable blue sky laws.

     3.6    Proxy Statement/Prospectus. The information supplied by TIBCO for
            --------------------------
inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by TIBCO for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to Talarian's stockholders or at the time of the Talarian Stockholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Talarian Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to TIBCO or any of its affiliates, officers or directors should be discovered by TIBCO which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, TIBCO shall promptly inform Talarian and provide the necessary information for inclusion in any such amendment or supplement. Notwithstanding the foregoing, TIBCO makes no representation or warranty with respect to any information supplied by Talarian which is contained in any of the foregoing documents.

         3.7 Absence of Changes. Since November 30, 2000, there has not been any
             ------------------
Material Adverse Effect with respect to TIBCO and its subsidiaries, taken as a whole.

         3.8 Financing. TIBCO possesses and will possess sufficient cash funds
             ---------
and has and will have available to it adequate financial resources to pay all required cash amounts to the Talarian stockholders pursuant to Section 1.6 of this Agreement.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 Conduct of Business by Talarian. During the period from the date of
             -------------------------------
this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Talarian and each of its subsidiaries shall, except as permitted by the terms of this Agreement, as provided in Section 4.1 of the Talarian Disclosure Schedules, and to the extent that TIBCO shall otherwise consent in writing (which consent shall not be unreasonably withheld), carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to
(i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

         In addition, except as permitted by the terms of this Agreement and except as provided in Section 4.1 of the Talarian Disclosure Schedules, without the prior written consent of TIBCO (which consent shall not be unreasonably withheld), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Talarian shall not do any of the following and shall not permit its subsidiaries or any Joint Venture to do any of the following:

             (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

              (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously disclosed in writing to TIBCO, or adopt any new severance plan;

              (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Talarian Intellectual Property, other than Standard End-User Licenses in the ordinary course of business and consistent with past practice (a "Permitted Standard End-User License");

              (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

              (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Talarian or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

              (f) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) shares of Talarian Common Stock pursuant to the exercise of stock options or warrants therefor, (ii) shares of Talarian Common Stock issuable to participants in the ESPP consistent with the terms thereof and
(iii) stock options granted to newly hired or promoted employees, consistent in amounts with Talarian's past practices, not to exceed under this clause (iii) in the aggregate, options to purchase 50,000 shares of Talarian Common Stock, which options shall have an exercise price equal to the trading price for Talarian Common Stock at the time of such grant and shall have vesting schedules that are consistent with Talarian's past practices except that all such options shall have a one-year cliff vesting term and none of them shall be entitled to the vesting acceleration benefits that Talarian Options issued prior to the date of this Agreement have been provided;

              (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

              (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Talarian or enter into any joint ventures, strategic partnerships or alliances;

              (i) Sell, lease, license (other than Permitted Standard End-User Licenses), encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Talarian;

              (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Talarian, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

              (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

              (l) Modify, amend or terminate any material contract or agreement to which Talarian or any subsidiary thereof is a party, including any joint venture agreement, or waive, release or assign any material rights or claims thereunder;

              (m) Other than Permitted Standard End-User Licenses entered into in the ordinary course of business consistent with past practice, enter into any licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other contracts, agreements, or obligations (including agreements relating to the purchase of capital assets) which may not be canceled without penalty by Talarian or its subsidiaries upon notice of 45 days or less or which provide for payments by or to Talarian or its subsidiaries in an amount in excess of $50,000 over the term of the Agreement or which involve any exclusive terms of any kind;

              (n) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

              (o) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

              (p) Renew the agreement listed on Section 4.1(p) of the Talarian Disclosure Schedules following its expiration in accordance with its terms;

              (q) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

              (r) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (q) above.

         All requests for a waiver by TIBCO of any of the foregoing provisions shall be directed to an employee of TIBCO designated in writing by TIBCO to Talarian. TIBCO will use its commercially reasonable efforts to respond to any such request for waiver within two complete business days following receipt of such request. In the event that no response is received by Talarian within such two complete business day period, it will be deemed that the requested waiver was given by TIBCO.

         In addition to the foregoing, Talarian shall give TIBCO at least two complete business days' notice, in the manner provided for in the preceding paragraph, of its intent to enter into any agreement, contract or commitment for the purchase of capital assets, or its intent to purchase capital assets, if such assets would have a purchase price in excess of $25,000 in a single transaction or in total for a related series of transactions.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

              5.1 Proxy Statement/Prospectus; Registration Statement; Other
                  ---------------------------------------------------------
Filings. As promptly as practicable after the execution of this Agreement,
-------
Talarian and TIBCO will prepare, and file with the SEC, the Proxy Statement/Prospectus and TIBCO will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Talarian and TIBCO will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and Talarian will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Talarian and TIBCO will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of Talarian and TIBCO will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Talarian and TIBCO will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Other Filing, Talarian or TIBCO, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Talarian, such amendment or supplement.

         5.2  Meeting of Talarian Stockholders.
              --------------------------------

              (a) Promptly after the date hereof, Talarian will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene the Talarian Stockholders' Meeting to be held as promptly as practicable after the declaration of effectiveness of the Registration Statement for the purpose of voting upon this Agreement. Subject to Section 5.2(c), Talarian will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NASD or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Talarian may adjourn or postpone Talarian Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Talarian's stockholders in advance of a vote on this Agreement or, if as of the time for which Talarian Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Talarian Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Talarian's Stockholders' Meeting. Talarian shall ensure that the Talarian Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.2(c) that all proxies solicited by Talarian in connection with the Talarian Stockholders' Meeting are solicited, in compliance with applicable law, its Certificate of Incorporation and Bylaws, the rules of the NASD and all other applicable legal requirements. Talarian's obligation to call, give notice of, convene and hold the Talarian Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Talarian of any Acquisition Proposal (as defined in Section 5.4(a)), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Talarian with respect to the Merger.

              (b) Subject to Section 5.2(c): (i) the Board of Directors of Talarian shall recommend that Talarian's stockholders vote in favor of adoption of this Agreement at the Talarian Stockholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Talarian has recommended that Talarian's stockholders vote in favor of adoption of this Agreement at the Talarian Stockholders' Meeting; and (iii) neither the Board of Directors of Talarian nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to TIBCO, the recommendation of the Board of Directors of Talarian that Talarian's stockholders vote in favor of adoption of this Agreement.

              (c) Notwithstanding any of the foregoing to the contrary, nothing in this Agreement shall prevent the Board of Directors of Talarian from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger if the Board of Directors of Talarian concludes in good faith, after consultation with its outside counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary obligations to Talarian's stockholders under applicable law. Nothing contained in this Section 5.2(c) shall limit Talarian's obligation to hold and convene the Talarian Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Talarian shall have been withdrawn, amended or modified).

     5.3  Confidentiality; Access to Information.
          --------------------------------------

          (a) The parties acknowledge that Talarian and TIBCO have previously executed a Mutual Nondisclosure Agreement dated July 30, 2001 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

          (b) Talarian will afford TIBCO and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Talarian during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Talarian, as TIBCO may reasonably request. TIBCO will afford Talarian and its representatives reasonable access to information concerning TIBCO's business that Talarian may reasonably request in order to permit, and solely for the purpose of permitting, Talarian to confirm the accuracy of the representations and warranties made by TIBCO in Article III. No information or knowledge obtained by TIBCO or Talarian in any investigation pursuant to this
Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4  No Solicitation.
          ---------------

          (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Talarian and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal; provided, however, that prior to
                                                --------  -------
the adoption of this Agreement by the required Talarian stockholder vote, this
Section 5.4(a) shall not prohibit Talarian from furnishing nonpublic information regarding Talarian and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer (as defined below) or any offer or proposal that the Board of Directors of Talarian reasonably determines in good faith is reasonably likely to lead to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither Talarian nor any representative of Talarian or its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4, (2) the Board of Directors of Talarian concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Talarian to comply with its fiduciary obligations to Talarian's stockholders under the DGCL, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such person or group, Talarian gives TIBCO written notice of the identity of such person or group and of Talarian's intention to furnish nonpublic information to, or enter into discussions with, such person or group and Talarian receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Talarian, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Talarian furnishes such nonpublic information to TIBCO (to the extent such nonpublic information has not been previously furnished by Talarian to TIBCO); provided, further, that nothing in
                                            --------  -------
this Agreement shall prevent the Board of Directors of Talarian from taking, and disclosing to Talarian's stockholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Talarian and its subsidiaries will, and will cause their respective officers, directors, affiliates, employees, investment bankers, attorneys and other advisors and representatives to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Talarian or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Talarian or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Talarian. In addition to the foregoing, Talarian shall (i) provide TIBCO with at least twenty-four (24) hours prior notice of any meeting of Talarian's Board of Directors at which Talarian's Board of Directors is reasonably expected to consider the matters described in clause (2) of the first proviso to the first sentence of this subsection, (ii) provide TIBCO with at least forty-eight (48) hours prior written notice of a meeting of Talarian's Board of Directors at which Talarian's Board of Directors is reasonably expected to consider withholding, withdrawing, amending or modifying its recommendation in favor of the Merger and together with such notice a copy of the documentation relating to any Superior Offer that exists at such time and (iii) provide TIBCO with reasonable notice of the material terms of the Superior Offer and reasonable opportunity (which shall not be required to exceed such same forty-eight hour period) to make a counter-offer prior to any commitment by Talarian with respect to the Superior Offer.

     For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide offer or proposal (other than an offer or proposal by TIBCO) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Talarian by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a

20% interest in the total outstanding voting securities of Talarian or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the total outstanding voting securities of Talarian or any of its subsidiaries;
(B) any merger, consolidation, business combination or similar transaction involving Talarian in which subsequent to such transaction the prior stockholders shall own less than 80% of the total outstanding voting securities of the surviving entity in such transaction; (C) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 20% of the assets of Talarian; or (D) any liquidation or dissolution of Talarian.

     For purposes of this Agreement, the term "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Talarian pursuant to which the stockholders of Talarian immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Talarian of all or substantially all of its assets, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Talarian), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Talarian, in each case on terms that the Board of Directors of Talarian determines, in its reasonable judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to Talarian stockholders than the terms of the Merger (after taking into account all relevant factors, including all conditions to the offer, the timing of the transaction contemplated by the offer, the risk of nonconsummation thereof and the need for any required governmental or other consents, filings or approvals); provided, however, that
                                                       --------  -------
any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the reasonable judgment of Talarian's Board of Directors to be obtained by such third party on a timely basis.

          (b) In addition to the obligations of Talarian set forth in subsection (a) of this Section 5.4, Talarian as promptly as practicable shall advise TIBCO orally and in writing of any request for non-public information or other inquiry which Talarian reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (to the extent known), and the identity of the person or group making any such request, inquiry or Acquisition Proposal. Talarian will keep TIBCO informed on a current basis of the status and details (including any material amendments or proposed amendments) of any such request, inquiry or Acquisition Proposal.

     5.5  Public Disclosure. TIBCO and Talarian will consult with each other,
          -----------------
and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

     5.6  Regulatory Filings; Reasonable Efforts; Notification.
          ----------------------------------------------------

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all reasonable efforts to cause any ultimate parent entities to provide all necessary information and make all necessary filings and give its consent to the inclusion of information regarding it in all necessary filings and using commercially reasonable efforts to accomplish the following:
(i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the making of all necessary filings with respect to the Merger and this Agreement under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (iii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, including those required under the HSR Act;
(iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Talarian and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.

          (b) Each of TIBCO and Talarian shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or, to Talarian's or TIBCO's knowledge, threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of TIBCO and Talarian shall cooperate and use all reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any such other transactions, unless by mutual written agreement TIBCO and Talarian decide that litigation in not in their respective best interests. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that TIBCO shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond June 30, 2002. Each of TIBCO and Talarian shall use all reasonable efforts to take such action as may be required to cause the expiration of the waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement; provided, however, that nothing contained herein shall require either party to seek early termination of any such waiting period under the Antitrust Laws.

          (c)  Notwithstanding anything to the contrary in Section 5.6(a) or
(b), (i) neither TIBCO nor any of its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to adversely affect TIBCO or adversely affect TIBCO as combined with the Surviving Corporation after the Effective Time and (ii) nothing in this Agreement shall be deemed to require TIBCO or any of its affiliates to make proposals, execute or carry out agreements or submit to orders providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of TIBCO, any of its affiliates or Talarian or the holding separate of the shares of Talarian Common Stock or imposing or seeking to impose any limitation on the ability of TIBCO or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Talarian Common Stock.

          (d) Talarian shall give prompt notice to TIBCO of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Talarian to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such
                                                 --------  -------
notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (e) TIBCO shall give prompt notice to Talarian of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of TIBCO or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such
                                                 --------  -------
notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.7  Third Party Consents. As soon as practicable following the date
          --------------------
hereof, TIBCO and Talarian will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby. In addition, Talarian shall use its commercially reasonable efforts to cause the agreements listed on Section 5.7 of the Talarian Disclosure Schedules to be extended at least through December 31, 2003 on terms substantially similar to those under such existing agreements, and to obtain the consent to the assignment of such extended agreements in connection with the transactions contemplated by this Agreement.

     5.8  Stock Options, Warrants and Restricted Stock.
          --------------------------------------------

          (a) At the Effective Time, each outstanding Talarian Option and Additional Talarian Option, whether or not exercisable, will be assumed by TIBCO. Each Talarian Option and Additional Talarian Option so assumed by TIBCO under this Agreement will continue to have, and be subject to, the same terms and conditions applicable to such option immediately prior to the Effective Time as set forth in the plans and agreements under which such option was granted (including, without limitation, any repurchase rights or vesting provisions), except that each Talarian Option and each Additional Talarian Option will be exercisable (or will become exercisable in accordance with its terms) for, calculated on a per share of Talarian Common Stock basis, (A) cash in the amount of the Cash Consideration and (B) a fraction of a share of TIBCO Common Stock equal to the Stock Consideration. Accordingly, (i) the exercise price per each share of TIBCO Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Talarian Common Stock at which such option was exercisable immediately prior to the Effective Time by the Merger Exchange Ratio, rounded to the nearest whole cent, and (ii) each share of TIBCO Common Stock issued upon the exercise of any such assumed option following the Effective Time shall be issued together with the pro rata portion of the Cash Consideration attributable to the option, and
(iii) the pro rata portion of the Cash Consideration that will be issued together with each share of TIBCO Common Stock acquired upon the exercise of an assumed option following the Effective Time shall be equal to the quotient obtained by dividing (x) the aggregate amount of Cash Consideration that would have been issued in the Merger in respect of the shares of Talarian Common Stock issuable upon exercise of such option had such option been exercised in full immediately prior to the Effective Time, by (y) the aggregate number of shares of TIBCO Common Stock that would be issuable in respect of such option pursuant to clause (i) above had it been exercised in full immediately following the Effective Time. TIBCO shall (A) on or prior to the Effective Time, reserve for issuance the number of shares of TIBCO Common Stock that will become subject to assumed Talarian Options and Additional Talarian Options pursuant to this Section 5.8(a), and (B) from and after the Effective Time, upon exercise of the assumed Talarian Options and Additional Talarian Options in accordance with the respective terms thereof, make available for issuance all cash and shares of TIBCO Common Stock covered thereby..

          (b)  [Intentionally omitted.]

          (c) TIBCO agrees to file a registration statement on Form S-8 for the shares of TIBCO Common Stock issuable with respect to assumed Talarian Stock Options, assumed Additional Talarian Options and the Talarian ESPP as soon as is reasonably practicable after the Effective Time, and in any event within 20 business days after the Effective Time, and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options, shares or other rights remain outstanding.

          (d) The Talarian Warrant, to the extent it survives the Merger by its terms and remains outstanding at the Effective Time, whether or not exercisable and whether or not vested at the Effective Time, shall remain outstanding at the Effective Time. At the Effective Time, the Talarian Warrant shall, by virtue of the Merger and without any further action on the part of Talarian or the holder of the Talarian Warrant (unless further action may be required by its terms), be assumed by TIBCO and shall be exercisable upon the same terms and conditions as under the warrant agreement that governs the Talarian Warrant, except that each Talarian Warrant will be exercisable (or will become exercisable in accordance with its terms) for, calculated on a per share of Talarian Common Stock basis,
(A) cash in the amount of the Cash Consideration and (B) a fraction of a share of TIBCO Common Stock equal to the Stock Consideration. Accordingly, (i) the exercise price per each share of TIBCO Common Stock issuable upon exercise of such assumed warrant will be equal to the quotient determined by dividing the exercise price per share of Talarian Common Stock at which such warrant was exercisable immediately prior to the Effective Time by the Merger Exchange Ratio, rounded to the nearest whole cent, and (ii) each share of TIBCO Common Stock issued upon the exercise of any such assumed warrant following the Effective Time shall be issued together with the pro rata portion of the Cash Consideration attributable to the warrant, and (iii) the pro rata portion of the Cash Consideration that will be issued together with each share of TIBCO Common Stock acquired upon the exercise of an assumed warrant following the Effective Time shall be equal to the quotient obtained by dividing (x) the aggregate amount of Cash Consideration that would have been issued in the Merger in respect of the shares of Talarian Common Stock issuable upon exercise of such warrant had such warrant been exercised in full immediately prior to the Effective Time, by (y) the aggregate number of shares of TIBCO Common Stock that would be issuable in respect of such warrant pursuant to clause (i) above had it been exercised in full immediately following the Effective Time. From and after the Effective Time, all references to Talarian in the warrant agreement underlying the Talarian Warrant shall be deemed to refer to TIBCO. TIBCO further agrees that, notwithstanding any other term of this Section 5.8(d) to the contrary, if required (or if otherwise appropriate) under the terms of the Talarian Warrant, it will execute a supplemental agreement with the holder of the Talarian Warrant to effectuate the foregoing. TIBCO shall (A) on or prior to the Effective Time, reserve for issuance the number of shares of TIBCO Common Stock comprising the Stock Consideration issuable upon the exercise in full of the Talarian Warrant to be assumed by TIBCO pursuant to this Section 5.8(d) (as so assumed, the "TIBCO Warrant"), and (B) from and after the Effective Time, upon exercise of the TIBCO Warrant in accordance with its terms, make available for payment and issuance the Cash Consideration and Stock Consideration covered thereby.

          (e) Each share of Talarian Common Stock that, as of the Effective Time remains subject to repurchase by Talarian in the event a Talarian employee ceases to be employed by Talarian ("Talarian Restricted Stock") shall be converted into the right to receive the Merger Consideration pursuant to Section 1.6(a) hereof; provided, however, that (i) the payment of the Cash Consideration
               --------  -------
in exchange for such share of Talarian Restricted Stock shall occur only upon the satisfaction of the applicable vesting schedules and acceleration terms pursuant to existing agreements in effect at the Effective Time and (ii) the Stock Consideration shall be registered in such holder's name, but shall be held by the Surviving Corporation or TIBCO pending the satisfaction of the applicable vesting periods and acceleration terms pursuant to existing agreements in effect at the Effective Time. Talarian hereby assigns to the Surviving Corporation all repurchase rights relating to the Talarian Restricted Stock, effective at the Effective Time. A listing of the holders of Talarian Restricted Stock as of November 30, 2001, together with the number of shares of Talarian Restricted Stock held by each, is set forth in Section 5.8(e) of the Talarian Disclosure Schedules.

          (f) Holders of assumed Talarian Options, assumed Additional Talarian Options and assumed Talarian Warrants will also be entitled to receive upon exercise thereof in accordance with the foregoing following the Effective Time cash in lieu of fractional shares of TIBCO Common Stock in the manner set forth in Section 1.6(e) hereof.

     5.9  Certain Employee Benefit Matters.
          --------------------------------

          (a) Tiger shall prior to the Closing Date take all actions necessary pursuant to the terms of the ESPP in order to accelerate the Purchase Date for the Purchase Period that includes the Effective Time of the Offering Period that commenced on August 1, 2001 under such plan (the "2001 Offering Period") such that a new Purchase Date for the 2001 Offering Period shall occur on the day prior to the Closing Date and shares shall be purchased by ESPP participants prior to the Effective Time. The 2001 Offering Period shall expire immediately following such new Purchase Date and the ESPP shall terminate immediately prior to the Effective Time. Tiger shall amend the ESPP prior to the Closing Date to provide that the Offering Period scheduled to commence on February 1, 2002 (the "February Offering Period") shall terminate on the earlier of the Closing Date or January 31, 2004 and that if terminated on the Closing Date, each participant shall receive a full refund of all contributions made in the February Offering Period. Capitalized terms in this Section if not otherwise defined in this Agreement, have the meanings ascribed to them in the ESPP.

          (b) Talarian shall take all necessary action to cause any 401(k) plan sponsored or maintained by Talarian to be terminated at least one day prior to the Closing Date, and shall use commercially reasonable efforts to cause such 401(k) plan to be amended prior to or as of such termination so as to comply with all requirements of the Retirement Protection Act of 1994, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, and the Internal Revenue Service Restructuring and Reform Act of 1998.

          (c) The Talarian shall take or cause to be taken all reasonable steps as may be required to cause the transactions relating to the Merger by each individual who is a director or officer of the Talarian to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the Interpretive Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP. Furthermore, the Board of Directors of TIBCO shall prior to the Effective Time, to the extent permitted by applicable law, take or cause to be taken all actions necessary to obtain approval in the form required by Rule 16b-3 of the Exchange Act so that, with respect to persons who will or may become officers or directors of TIBCO, the transactions relating to the Merger that may be considered acquisitions under such Rule for such persons will be exempt thereunder. The TIBCO Board of Directors' actions shall comply with the approval conditions of Rule 16b-3 under the Exchange Act for purposes of such Section 16(b) exemption, including, but not limited to, specifying the name of each subject person, the number of securities to be acquired or disposed of for each such person, the material terms of any derivative securities, and that the approval is intended to make the receipt of such securities exempt pursuant to Rule 16b-3(d).

          (d) As soon as practicable after the execution of this Agreement, Talarian and TIBCO shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate Talarian Employee Plans immediately prior to the Closing Date if appropriate). To the extent permitted under the governing plan documents, Employees of Talarian and its subsidiaries will be granted credit for all service with Talarian, its subsidiaries or its affiliates under each Talarian employee benefit plan, program or arrangement of TIBCO or its affiliates in which such Employees are eligible to participate for all purposes, except for purposes of benefit accrual under a defined benefit pension plan. TIBCO and Talarian shall each perform and undertake all acts as may be necessary to comply with the applicable provisions of the Workers Adjustment and Retaining Act ("WARN") and laws for all of their respective employees. TIBCO shall be responsible for any pay any liability for severance payments, pursuant to WARN or otherwise, to any TIBCO employee that accrues or becomes payable during the period of such employee's employment or service with TIBCO or arises out of the termination of such person's employment with TIBCO. Talarian shall be responsible for and pay any liability for severance payments, pursuant to WARN or otherwise, to any Talarian employee that accrues or becomes payable during the period of such employee's employment or service with Talarian or arises out of the termination of such persons employment with Talarian.

     5.10 Indemnification.
          ---------------

          (a) For a period of six years after the Effective Time, TIBCO will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Talarian pursuant to any indemnification agreements between Talarian and its directors and officers as of the Effective Time (the "Indemnified Parties") and any indemnification provisions under Talarian's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of

Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Talarian as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors or officers of Talarian, unless such modification is required by law. Notwithstanding any provision of this Section 5.10 to the contrary, nothing in this Section 5.10 shall be construed to restrict the ability of TIBCO to cause the merger of the Surviving Corporation with and into TIBCO at any time following consummation of the Merger.

          (b) For a period of six years after the Effective Time, TIBCO shall, or shall cause the Surviving Corporation to, use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Talarian's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Talarian; provided, however,
                                                              --------  -------
that in no event will TIBCO or the Surviving Corporation be required to expend in respect of any year in excess of 125% of the annual premium currently paid by Talarian for such coverage (or such coverage as is available for 125% of such annual premium), which annual premium for the policy year ended July 20, 2002 is $667,980.

          (c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit Talarian, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and TIBCO, and shall be enforceable by the Indemnified Parties.

     5.11 Affiliates. TIBCO will be entitled to place appropriate legends
          ----------
on the certificates evidencing any TIBCO Common Stock to be received by an affiliate of Talarian within the meaning of Rule 145 promulgated under the Securities Act pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the TIBCO Common Stock.
Section 5.11 of the Talarian Disclosure Schedules sets forth a list of those persons reasonably deemed by Talarian to be an affiliate of Talarian as of the date of this Agreement.

     5.12 Letter of Talarian's Accountants. Talarian shall use all reasonable
          --------------------------------
efforts to cause to be delivered to TIBCO a letter of KPMG LLP, dated no more than two (2) business days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to TIBCO and its representatives), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.13 Tax Matters.
          -----------

          (a) The parties acknowledge their respective desire to structure the Merger to constitute a reorganization within the meaning of Section 368(a) of the Code; provided, however,
          --------  -------
such tax treatment shall not be a condition to either parties' obligation to close the transactions contemplated herein; provided, further, that in no event shall the parties be required to amend or otherwise modify the terms of this Agreement to achieve such tax treatment. Subject to the qualifications set forth in the preceding sentence, (i) TIBCO and Talarian will use their reasonable good faith efforts to achieve such tax treatment, and (ii) the parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a). TIBCO shall use its reasonable best efforts to obtain an opinion of Venture Law Group, A Professional Corporation, or a "Big Five" accounting firm (based on the facts and customary representations and assumptions) that the Forward Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code (the "Tax Opinion"). TIBCO, Talarian, Merger Sub and Second-Step Sub (if applicable) agree to provide certifications reasonably requested by counsel issuing such Tax Opinion or an opinion that the combined Reverse Merger and Second-Step Forward Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code.

          (b) In Talarian's sole discretion, it may request Fenwick & West LLP to provide Talarian with an opinion that either the Forward Merger or the combined Reverse Merger and Second-Step Forward Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. TIBCO, Talarian, Merger Sub and Second-Step Sub (if applicable) agree to provide certifications reasonably requested by such counsel in the event that such counsel has been requested to issue such tax opinion.

     5.14 Closing Date Balance Sheet. Talarian shall prepare and deliver to
          --------------------------
TIBCO prior to Closing (i) an unaudited consolidated balance sheet of Talarian as of the last business day of the most recently completed full month ending immediately preceding the Closing Date (or, if the Closing Date is before the 15th day of the month, as of the last business day of the month immediately preceding the most recently completed full month ending immediately preceding the Closing Date), which balance sheet shall be prepared in accordance with GAAP (except as permitted by Form 10-Q of the SEC) and on a basis consistent with the unaudited balance sheets of Talarian included in the SEC Documents and shall fairly present in all material respects the consolidated financial position of Talarian and its consolidated subsidiaries as of the date thereof, and (ii) Talarian's best estimate (using actual data through at least the end of the third business day immediately preceding the Closing Date) of closing account information for all line items that would appear on a consolidated balance sheet of Talarian as of the business day immediately preceding the Closing Date. Talarian shall provide to TIBCO any information and back-up materials (including bank account information) reasonably requested by TIBCO with respect thereto.

     5.15 Silicon Valley Bank Loan. During the period from the date of this
          ------------------------
Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Talarian shall not make any borrowings under its revolving credit facility with Silicon Valley Bank pursuant to the Amended and Restated Loan and Security Agreement dated August 6, 1998, as amended on February 22, 2001, between Talarian and Silicon Valley Bank (the "SVB Loan Agreement"). Talarian shall use its commercially reasonable efforts to cause the SVB Loan Agreement to be terminated and all collateral (including intellectual property collateral) and guaranties securing Talarian's obligations thereunder to be released and terminated prior to the Closing.

     5.16 Nasdaq Listing. To the extent required, TIBCO shall authorize for
          --------------
listing on the Nasdaq Stock Market the shares of TIBCO Common Stock issuable, and those required to the reserved for issuance, in connection with the Merger, effective upon official notice of issuance.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

     6.1  Conditions to Obligations of Each Party to Effect the Merger. The
          ------------------------------------------------------------
respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Talarian Stockholder Approval. This Agreement shall have been
              -----------------------------
adopted by the requisite vote under applicable law and Talarian's Certificate of Incorporation and Bylaws by the stockholders of Talarian.

          (b) Registration Statement Effective; Proxy Statement. The SEC shall
              -------------------------------------------------
have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

          (c) No Order; HSR Act. No Governmental Entity shall have enacted,
              -----------------
issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

     6.2  Additional Conditions to Obligations of Talarian. The obligation of
          ------------------------------------------------
Talarian to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Talarian:

          (a) Representations and Warranties. Each representation and warranty
              ------------------------------
of TIBCO and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, for purposes of each of clauses (i) and (ii), (A) individually or in the aggregate, as does not constitute a Material Adverse Effect on TIBCO and Merger Sub, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on TIBCO and Merger Sub as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the TIBCO Disclosure Schedules made or purported to have been made after the date of this Agreement shall be disregarded). Talarian shall have received a certificate with respect to the foregoing signed on behalf of TIBCO by an authorized officer of TIBCO.

          (b) Agreements and Covenants. TIBCO and Merger Sub shall have
              ------------------------
performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Talarian shall have received a certificate to such effect signed on behalf of TIBCO by an authorized officer of TIBCO.

     6.3  Additional Conditions to the Obligations of TIBCO and Merger Sub. The
          ----------------------------------------------------------------
obligations of TIBCO and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by
TIBCO:

          (a) Representations and Warranties. Each representation and warranty
              ------------------------------
of Talarian contained in this Agreement (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except, for purposes of each of clauses (i) and (ii), (A) individually or in the aggregate, as does not constitute a Material Adverse Effect on Talarian, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Talarian as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Talarian Disclosure Schedules made or purported to have been made after the date of this Agreement shall be disregarded). TIBCO shall have received a certificate with respect to the foregoing signed on behalf of Talarian by an authorized officer of Talarian.

          (b) Agreements and Covenants. Talarian shall have performed or
              ------------------------
complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and TIBCO shall have received a certificate to such effect signed on behalf of Talarian by the Chief Executive Officer and the Chief Financial Officer of Talarian.

          (c) Consents. Talarian shall have obtained all consents, waivers and
              --------
approvals identified on Section 6.3(c) of the Talarian Disclosure Schedules or alternatively

Talarian shall secure rights to functionally similar alternative Third Party Technology with different vendors on terms which will not materially and adversely affect the operating results for Talarian as compared to the terms provided for in the agreements set on such Section 6.3(c) of the Talarian Disclosure Schedules and shall have integrated such alternative Third Party Technology into the relevant Talarian Products in a manner that would not materially and adversely affect Talarian's continuing business operations.

          (d) No Litigation. There shall not be pending or threatened in writing
              -------------
any suit, action or proceeding brought by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger; or (ii) seeking to prohibit or limit in any material respect the ownership or operation by Talarian, TIBCO or any of their respective affiliates of any portion of the business or assets of Talarian or its subsidiaries or TIBCO or its subsidiaries, or to require any such person to dispose of or hold separate any portion of the business or assets of the Talarian or its subsidiaries, or TIBCO or its subsidiaries as a result of the Merger; or (iii) seeking to impose limitations on the ability of TIBCO or any of its affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Talarian Common Stock, including the right to vote Talarian Common Stock on all matters properly presented to the stockholders of Talarian; or (iv) seeking to prohibit TIBCO or any of its affiliates from effectively controlling any material portion of the business or operations of Talarian or its subsidiaries.

          (e) Closing Net Working Capital Amount. Talarian shall have net
              ----------------------------------
working capital at the Effective Time, as reflected on the estimated Balance Sheet as of the Closing Date contemplated by Section 5.14, of at least $40,000,000 less all out-of-pocket transaction expenses associated with the Merger, including legal, accounting, printing, HSR and financial advisor fees incurred by Talarian in connection with the Merger if the Effective Time shall occur on or prior to March 31, 2002, which amount shall be reduced by $2,000,000 for each full month (pro rated for any portion of a full month) that elapses between March 31, 2002 and the Effective Time. For purposes of this Section 6.3(d), "net working capital" shall mean current assets less current liabilities (excluding the current portion of deferred revenue).

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

     7.1  Termination. This Agreement may be terminated, and the Merger
          -----------
contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the terminating party or parties, whether before or after the adoption of this Agreement by the stockholders of Talarian or of Merger Sub:

          (a) by mutual written consent of TIBCO, Merger Sub and Talarian;

          (b) by either Talarian or TIBCO if the Effective Time shall not have occurred on or before June 30, 2002 (the "Termination Date"); provided; however,
                                                              --------  -------
that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.6) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

     (c) by either Talarian or TIBCO if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.6) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree or ruling or other action such party shall have used its reasonable best efforts to obtain, in accordance with
Section 5.6), in the case of each of clauses (i) and (ii) which is necessary to fulfill the condition set forth in Section 6.1(c) and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this
                         --------  -------
Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.6 has been the cause of such action or inaction;

     (d) by either Talarian or TIBCO if the required approval of the stockholders of Talarian contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Talarian stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d)
 --------
shall not be available to Talarian where the failure to obtain Talarian stockholder approval shall have been caused by the action or failure to act of Talarian and such action or failure to act constitutes a breach by Talarian of this Agreement);

     (e) by TIBCO if any of the following events shall have occurred: (i) the Board of Directors of Talarian or any committee thereof having authority to bind the Board shall for any reason have withheld or withdrawn or shall have amended or modified in a manner adverse to TIBCO its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) Talarian shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Talarian in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of Talarian shall have failed to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) days after TIBCO requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of Talarian or any committee thereof having authority to bind the Board shall have approved or publicly recommended any Acquisition Proposal; (v) a tender or exchange offer relating to securities of Talarian in excess of 20% of its outstanding voting securities shall have been commenced by a person unaffiliated with TIBCO and Talarian shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Talarian's Board of Directors recommends rejection of such tender or exchange offer; or (vi) Talarian shall have intentionally breached its obligations under Section 5.4;

          (f) by Talarian, upon a breach of any representation, warranty, covenant or agreement on the part of TIBCO set forth in this Agreement, or if any representation or warranty of TIBCO shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in
                                      --------
TIBCO's representations and warranties or breach by TIBCO is curable by TIBCO through the exercise of its commercially reasonable efforts, then Talarian may not terminate this Agreement under this Section 7.1(f) for twenty (20) days after delivery of written notice from Talarian to TIBCO of such breach, provided TIBCO continues to exercise commercially reasonable efforts to cure such breach (it being understood that Talarian may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such breach by TIBCO is cured during such 20-day period, provided that such cure
                                                         --------
shall be completed on or prior to the Termination Date); or

          (g) by TIBCO, upon a breach of any representation, warranty, covenant or agreement on the part of Talarian set forth in this Agreement, or if any representation or warranty of Talarian shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in
                                      --------
Talarian's representations and warranties or breach by Talarian is curable by Talarian through the exercise of its commercially reasonable efforts, then TIBCO may not terminate this Agreement under this Section 7.1(g) for twenty (20) days after delivery of written notice from TIBCO to Talarian of such breach, provided Talarian continues to exercise commercially reasonable efforts to cure such breach (it being understood that TIBCO may not terminate this Agreement pursuant to this Section 7.1(g) if it shall have materially breached this Agreement or if such breach by Talarian is cured during such 20-day period, provided that such
                                                            --------
cure shall be completed on or prior to the Termination Date).

     7.2  Notice of Termination Effect of Termination. Any termination of this
          -------------------------------------------
Agreement properly made under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability hereunder on the part of Talarian, TIBCO, Merger Sub or their respective officers or directors, except (i) as set forth in this Section 7.2, Section 7.3 and Article VIII (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  Fees and Expenses.
          -----------------

          (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided,
                                  --------
however, that TIBCO and Talarian shall share equally all fees and expenses,
-------
other than attorneys' and accountants fees and expenses, incurred in relation to the filing of the required materials under the HSR Act and the printing and filing with the SEC of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     (b)  Talarian Payments.
          -----------------

          (i) In the event that this Agreement is terminated by TIBCO pursuant to Section 7.1(e), Talarian shall promptly, but in no event later than one business day after the date of such termination, pay TIBCO a fee equal to $3,850,000 (the "Termination Fee") and pay TIBCO an amount equal to TIBCO's reasonable, documented out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement (up to a maximum of $550,000), in each case, in immediately available funds.

          (ii) In the event that this Agreement is terminated (A) by TIBCO or Talarian, as the case may be, pursuant to Section 7.1(d) or (B) by TIBCO pursuant to Section 7.1(g), Talarian shall promptly, but in no event later than one business day after the date of such termination, pay TIBCO an amount equal to TIBCO's reasonable, documented expenses incurred in connection with the transactions contemplated by this Agreement (up to a maximum of $550,000), and furthermore, in the event that within six (6) months following such termination Talarian shall enter into a definitive agreement with a third party with respect to a Talarian Acquisition (as defined below) or shall publicly announce its intention to enter into a Talarian Acquisition, Talarian shall contemporaneously with the consummation of such Talarian Acquisition (and only upon such consummation, if ever) pay TIBCO a fee equal to the Termination Fee. For purposes of this Section, "Talarian Acquisition" shall mean (i) a merger, consolidation or business combination involving Talarian pursuant to which the stockholders of Talarian immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Talarian of all or substantially all of its assets, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Talarian), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Talarian.

          (iii) Talarian acknowledges that the agreements contained in this
Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, TIBCO would not enter into this Agreement. Accordingly, if Talarian fails promptly to pay the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, TIBCO commences a suit which results in a judgment against Talarian for the amounts set forth in this Section 7.3(b), Talarian shall pay to TIBCO its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

     7.4  Amendment. Subject to applicable law, this Agreement may be amended by
          ---------
the parties hereto at any time, whether before or after adoption of this Agreement by the stockholders of Talarian or of Merger Sub, by execution of an instrument in writing signed on behalf of each of TIBCO, Merger Sub and Talarian.

     7.5  Extension; Waiver. At any time prior to the Effective Time any party
          -----------------
hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1  Non-Survival of Representations and Warranties. The representations
          ----------------------------------------------
and warranties of Talarian, TIBCO and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2  Notices. All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

          (a)   if to TIBCO or Merger Sub:

                TIBCO Software Inc.
                3165 Porter Avenue
                Palo Alto, California 94304
                Attention: Chief Financial Officer
                Telephone No.: (650) 846-1000
                Facsimile No.: (650) 846-1250

                with a copy to:

                Venture Law Group
                2775 Sand Hill Road
                Menlo Park, California 94025
                Attention: Donald M. Keller, Jr.
                           Steven J. Tonsfeldt
                Telephone No.:  (650) 854-4488
                Facsimile No.:  (650) 233-8386

          (b)    if to Talarian:

                 Talarian Corporation
                 333 Distel Circle
                 Los Altos, California 94022
                 Attention: Chief Executive Officer
                 Telephone No.: (650) 965-8050
                 Facsimile No.: (650) 965-9077

                 with a copy to:

                 Fenwick & West LLP
                 Two Palo Alto Square
                 Palo Alto, California 94306
                 Attention: Barry J. Kramer
                            Douglas N. Cogen
                 Telephone No.:  (650) 494-0600
                 Facsimile No.:   (650) 494-1417

     8.3  Interpretation; Certain Defined Terms.
          -------------------------------------

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

          (b) For purposes of this Agreement the term "knowledge" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter.

          (c) For purposes of this Agreement, the term "Material Adverse Effect" when used with respect to an entity means any change, event, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, condition (financial or otherwise), or results of operations of such entity and its subsidiaries taken as a whole; provided,
                                                                 --------
however , that none of the following shall be deemed in themselves, either alone
-------
or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) in the case of Talarian only, any adverse change, event, circumstance or effect arising from or relating to the loss of existing or prospective customers or suppliers (other than suppliers of intellectual property) of Talarian or employees of Talarian, in each case due to the effect of the public announcement or pendency of the transactions contemplated by this Agreement, or (ii) any adverse change, event, circumstance or effect arising from or relating to changes in general economic conditions or changes affecting the software industry generally, or (iii) any change in the trading price or the trading volume of TIBCO Common Stock or Talarian Common Stock, as the case may be.

          (d) For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          (e) For purposes of this Agreement, "subsidiary" of a specified entity will be any corporation, partnership, limited liability Talarian, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

     8.4  Counterparts. This Agreement may be executed in one or more
          ------------
counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5  Entire Agreement; Third Party Beneficiaries. This Agreement and the
          -------------------------------------------
documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Talarian Disclosure Schedules and the TIBCO Disclosure Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

     8.6  Severability. In the event that any provision of this Agreement or the
          ------------
application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7  Other Remedies; Specific Performance. Except as otherwise provided
          ------------------------------------
herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8  Governing Law. This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9  Rules of Construction. The parties hereto agree that they have been
          ---------------------
represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its
          ----------
rights, interests, or obligations hereunder without the prior written approval of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 No Waiver; Remedies Cumulative. No failure or delay on the part of any
          ------------------------------
party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

     8.12 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest
          --------------------
extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.12.

                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                    TIBCO SOFTWARE INC.

                                    By: /s/ Rajesh U. Mashruwala
                                        -------------------------------------
                                        Rajesh U. Mashruwala
                                        Executive Vice President, Marketing &
                                        Engineering

                                    PANTHER ACQUISITION CORP.

                                    By: /s/ Christopher G. O'Meara
                                        -------------------------------------
                                        Christopher G. O'Meara
                                        Chief Financial Officer and Treasurer


                                    TALARIAN CORPORATION

                                    By: /s/ Paul A. Larson
                                        -------------------------------------
                                        Paul A. Larson
                                        President & Chief Executive Officer

                     **** AGREEMENT AND PLAN OF MERGER ****